Exhibit 99.1

FOR IMMEDIATE RELEASE

Terremark Worldwide Announces Hearing Date for Settlement of Litigation

Regarding Acquisition by Verizon

MIAMI, April 22, 2011 — Terremark Worldwide, Inc., a subsidiary of Verizon Communications Inc., today announced that the Delaware Court of Chancery will hold a hearing on June 21 to consider the proposed settlement of litigation brought in connection with Verizon’s acquisition of Terremark.

In accordance with an April 8 scheduling order issued by the court, notice of the settlement, which was announced in February, will be mailed to all members of the settlement class, namely those persons and entities that held Terremark common stock at any point between and including October 1, 2010, and April 11, 2011.

There can be no assurance that the court will approve the settlement. If it is not approved, Terremark, Verizon, and the other defendants intend to defend vigorously against the claims. All of the defendants continue to deny all allegations of wrongdoing, fault or liability made in the litigation and have entered into the settlement solely to avoid the substantial burden, expense, inconvenience and distraction of continued litigation, and to resolve the claims against them fully and finally.

Additional information about the litigation and the settlement, including the Stipulation and Agreement of Compromise and Settlement, dated April 2, 2011, and a copy of the notice that is being mailed to Terremark stockholders, can be found in Terremark’s filings with the Securities and Exchange Commission, which are available at no charge on the SEC’s website at www.sec.gov, or by contacting Terremark’s Investor Relations at 305-961-3109 or hblankenbaker@terremark.com.

About Terremark Worldwide, Inc.

Terremark Worldwide, Inc., a subsidiary of Verizon Communications Inc., is a leading global provider of IT infrastructure services delivered on the industry’s most robust and advanced technology platform. Leveraging data centers in the United States, Europe and Latin America with access to massive and diverse network connectivity, Terremark delivers government and enterprise customers a comprehensive suite of managed solutions including managed hosting, colocation, disaster recovery, security, data storage and cloud computing services. Terremark’s Enterprise Cloud computing architecture delivers the agility, scale and economic benefits of cloud computing to mission-critical enterprise and Web 2.0 applications and its DigitalOps® service platform combines end-to-end systems management workflow with a comprehensive customer portal. More information about Terremark Worldwide can be found at http://www.terremark.com.

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